Exhibit 99.2

Occupational Health + Rehabilitation Inc

Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

For the Years Ended December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Occupational Health + Rehabilitation Inc:

In our opinion, the consolidated financial statements listed in the accompanying index appearing on page 44 present fairly, in all material respects, the financial position of Occupational Health + Rehabilitation Inc and its subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 15(a) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts March 29, 2005

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(dollar amounts in thousands)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,082	$1,744
Accounts receivable, less allowance for doubtful accounts of $1,225 and $1,082 in 2004 and 2003, respectively	10,577	8,771
Deferred tax assets	830	691
Prepaid expenses and other assets	869	812

Total current assets	13,358	12,018
Property and equipment, net	2,289	3,111
Goodwill, net	6,687	6,687
Other intangible assets, net	112	152
Deferred tax assets	1,329	1,990
Other assets	138	141

Total assets	$23,913	$24,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,400	$1,073
Accrued expenses	3,324	3,016
Accrued payroll	2,697	1,817
Current portion of long-term debt	7,148	8,462
Current portion of obligations under capital leases	749	782

Total current liabilities	15,318	15,150
Long-term debt, less current maturities	117	851
Obligations under capital leases, less current maturities	487	854

Total liabilities	15,922	16,855

Commitments and contingencies
Minority interests	1,388	1,430
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value, 10,000,000 shares authorized; 3,088,111 shares issued and outstanding	3	3
Additional paid-in capital	13,037	13,037
Accumulated deficit	(6,437)	(7,226)

Total stockholders’ equity	6,603	5,814

Total liabilities and stockholders’ equity	$23,913	$24,099

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

(amounts in thousands, except per share amounts)

	2004	2003	2002
Net Revenue	$57,088	$53,538	$56,949

Center operating expenses	48,938	47,570	50,680

Center operating profit	8,150	5,968	6,269
General and administrative expenses	5,150	4,772	4,967
Amortization of intangibles	75	69	51

Income from operations	2,925	1,127	1,251

Non-operating gains (losses)
Interest expense, net	(821)	(642)	(397)
Minority interest and contractual settlements, net	(729)	(815)	(496)

Income (loss) before income taxes	1,375	(330)	358
Tax provision (benefit)	586	(99)	215

Net income (loss)	$789	$(231)	$143

Net income (loss) available to common shareholders	$789	$(377)	$(537)

Per share amounts:
Net income (loss) per common share—basic	$0.26	$(0.14)	$(0.36)

Net income (loss) per common share—assuming dilution	$0.25	$(0.14)	$(0.36)

Weighted average common shares outstanding:
Basic	3,088	2,727	1,480

Assuming dilution	3,212	2,727	1,480

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND REDEEMABLE STOCK

For the Years Ended December 31, 2004, 2003 and 2002

(dollar amounts in thousands)

	Redeemable Convertible Preferred Stock Series A	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Equity
		Shares	Amount			Shares	Amount
Balance at December 31, 2001	$9,973	1,479,864	$1	$9,070	$(7,138)	100,502	$(500)	$1,433
Accrual of preferred stock dividends	680			(680)				(680)
Net income					143			143

Balance at December 31, 2002	10,653	1,479,864	1	8,390	(6,995)	100,502	(500)	896
Accrual of preferred stock dividends	146			(146)				(146)
Repurchase of preferred stock	(10,799)	1,608,247	2	5,293				5,295
Retirement of treasury stock				(500)		(100,502)	500	—
Net loss					(231)			(231)

Balance at December 31, 2003	—	3,088,111	3	13,037	(7,226)	—	—	5,814
Net income					789			789

Balance at December 31, 2004	$—	3,088,111	$3	$13,037	$(6,437)	—	$—	$6,603

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

(amounts in thousands)

	2004	2003	2002
Operating activities:
Net income (loss)	$789	$(231)	$143
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,381	1,336	961
Amortization	75	69	51
Provision for doubtful accounts	974	1,008	1,069
Minority interest	731	853	891
Imputed interest on non-interest bearing promissory notes payable	64	91	112
Loss on disposal of fixed assets	11	33	13
Deferred tax expense (benefit)	522	(119)	206
Changes in operating assets and liabilities:
Accounts receivable	(2,780)	(43)	406
Prepaid expenses and other assets	(49)	28	(390)
Restructuring liability	—	(22)	(50)
Accounts payable and accrued expenses	1,515	(44)	(806)

Net cash provided by operating activities	3,233	2,959	2,606

Investing activities:
Property and equipment additions	(380)	(678)	(891)
Cash paid for acquisitions and other intangibles	—	(482)	(115)

Net cash used in investing activities	(380)	(1,160)	(1,006)

Financing activities:
Proceeds (repayment) from lines of credit	450	3,061	(198)
Proceeds from lease lines	217	139	766
Payments of long-term debt and capital lease obligations	(3,395)	(1,181)	(1,205)
Payments made for debt issuance costs	(14)	(98)	(10)
Distributions to joint venture partners	(773)	(845)	(886)
Repurchase of preferred stock	—	(2,805)	—

Net cash used by financing activities	(3,515)	(1,729)	(1,533)

Net (decrease) increase in cash and cash equivalents	(662)	70	67
Cash and cash equivalents at beginning of year	1,744	1,674	1,607

Cash and cash equivalents at end of year	$1,082	$1,744	$1,674

Noncash items:
Accrual of dividends payable	$—	$146	$680
Repurchase of preferred stock	—	8,099	—
Capital leases, excluding proceeds received from lease lines	196	539	648
Retirement of treasury stock	—	500	—

The accompanying notes are an integral part of these consolidated financial statements.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands, except per share amounts)

1.	Summary of Significant Accounting Policies

Occupational Health + Rehabilitation Inc (the “Company”) is a leading provider of occupational healthcare services to employers and their employees and specializes in the prevention, treatment and management of work related injuries and illnesses as well as regulatory compliance services. The Company develops and operates occupational health centers and contracts with other healthcare providers to develop integrated occupational healthcare delivery systems. The Company typically operates the centers under management and submanagement agreements with professional corporations (“Physician Practices”) that practice exclusively through such centers. Additionally, the Company has entered into joint ventures and management agreements with health systems to provide management and related services to the centers and networks of providers established by the joint ventures or health systems.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its joint ventures and partnerships. All of the outstanding voting equity instruments of the Physician Practices are owned by shareholders nominated by the Company. Through employee agreements, the Company restricts transfer of Physician Practice ownership without its consent and can, at any time, require the nominated shareholder to transfer ownership to a Company designee. It is through this structure and through long-term management agreements entered into with the Physician Practices that the Company has an other than temporary controlling financial interest in the Physician Practices.

Most states in which the Company operates have laws and regulations that are often vague limiting the corporate practice of medicine and the sharing of fees between physicians and non-physicians. The Company believes it has structured all of its operations so that they comply with such laws and regulations; however, there can be no assurance that an enforcement agency could not find to the contrary or that future interpretations of such laws and regulations will not require structural and organizational modifications of the Company’s business.

All inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term investments with original maturities of three months or less. Cash and cash equivalents include cash balances of joint ventures of $1,012 and $1,358 at December 31, 2004 and 2003, respectively. These funds are utilized only for joint venture purposes unless paid as dividends to the joint venture partners.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the useful lives of the respective assets. Medical equipment is depreciated over 10 years, and furniture and office equipment is depreciated over 5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Depreciation of assets under capital leases is included with depreciation.

Goodwill and Other Intangible Assets

The Company has adopted the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which was effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization.

The Company performs an impairment test on goodwill on an annual basis or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Impairment is determined by comparing the fair value to the carrying value of the reporting units. The fair value of each reporting unit is determined based on its discounted future cash flows using a discount reflecting the Company’s average cost

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

of funds. If impairment were determined to have occurred, the Company would make the appropriate adjustment to goodwill to reduce the assets’ carrying value. No such impairment existed at December 31, 2004 or 2003.

Other intangible assets are comprised of non-compete agreements and deferred financing costs which are being amortized using the straight-line method over periods of three to five years. The Company performs an impairment test on such definite-lived intangibles when facts and circumstances exist which would suggest that the intangibles may be impaired. If impairment were determined to have occurred, the Company would make the appropriate adjustment to the intangible asset to reduce the asset’s carrying value to fair value. No such impairment existed at December 31, 2004 or 2003.

Joint Ventures

The Company has entered into joint ventures with health systems in which the Company owns varying percentages but no less than a majority. Accordingly, these joint ventures are consolidated for financial reporting purposes. The minority equity holders’ portions of the equity in the joint ventures are disclosed as an obligation on the balance sheets. The minority equity holders’ portions of the operating results are disclosed in the statements of operations as a non-operating gain or loss.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from employers, third-party payers and others for services rendered. The Company operates in certain states that regulate the amounts the Company can charge for its services associated with work-related injuries and illnesses.

Contractual Settlements

The Company has in the past entered into management contracts to manage the day-to-day operations of certain clinics. Generally, these contracts required a payment by the Company at the inception of the agreement, which was recorded as an intangible asset and amortized over the initial term of the contract. The contracts generally required the sharing of profits and losses at varying percentages throughout the contract term. The funding/payment of these contractual settlement amounts were recorded as non-operating gains or losses. Effective April 30, 2003, the Company terminated its last management contract upon the purchase of five centers which it had previously managed for a hospital system in Nashville, Tennessee.

The Company recorded $0, $38 and $395 of funded operating losses and contractual settlements for the years ended December 31, 2004, 2003 and 2002, respectively, as non-operating gains.

Provision for Doubtful Accounts

Accounts receivable consists primarily of amounts due from third-party payers (principally managed care companies and commercial insurance companies), employers and others, including private-pay patients. Estimated provisions for doubtful accounts are recorded to the extent that it is probable that a portion or all of a particular account receivable will not be collected. The Company estimates the provision for doubtful accounts based on various factors including payer type, historical collection patterns, and the age of the receivable. Changes in estimates for particular accounts receivable are recorded in the period in which the change occurs.

Professional Liability Coverage

The Company maintains entity professional liability insurance coverage on a claims-made basis in all states in which it has operating centers. The Company also maintains shared professional liability insurance coverage in the name of its full-time physicians on a claims-made basis. At December 31, 2004, the Company recorded an actuarially determined liability equal to the estimated required reserves for future payments for claims that have

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

been reported and claims that have occurred but have not been reported. The Company intends to renew its existing professional liability insurance policies and is not aware of any reason it will not be able to do so; nor is it aware of any claims that may result in a loss in excess of amounts covered by its existing insurance.

Reserves for Employee Medical Benefits

The Company retains a significant amount of self-insurance risk for its employee medical benefits. The Company maintains stop-loss insurance which limits the Company’s liability for medical insurance payments on both an individual and total group basis. The Company records an accrued expense for estimated medical benefit claims incurred but not reported. The Company estimates this accrual based on various factors including historical experience, industry trends and recent claims history. This accrual is by necessity based on estimates and is subject to ongoing revision as conditions change and as new data present themselves. Adjustments to estimated liabilities are recorded in the accounting period in which the change in estimate occurs.

Stock Compensation Arrangements

The Company has a Stock Option Program. SFAS No. 123, Accounting for Stock Based Compensation, encourages entities to recognize as expense over the vesting period the fair market value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock grants as if the fair-value method defined in SFAS 123 had been applied.

The Company accounts for its Stock Option Program under the recognition and measurement principles of APB 25. Consequently, no compensation cost related to the Stock Option Program is reflected in net income since all options under this program had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to the Stock Option Program.

	2004	2003	2002
Net income (loss) available to common stockholders, as reported	$789	$(377)	$(537)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(159)	(223)	(152)

Pro forma net income (loss) available to common stockholders	$630	$(600)	$(689)

Earnings (Loss) per share:
Basic - as reported	$0.26	$(0.14)	$(0.36)

- pro forma	$0.20	$(0.22)	$(0.47)

Assuming dilution - as reported	$0.25	$(0.14)	$(0.36)

- pro forma	$0.20	$(0.22)	$(0.47)

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and long-term debt. The Company believes that the carrying value of its financial instruments approximates fair value.

Segment Reporting

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for related disclosures about products and services, geographic areas, and major customers. All of the Company’s efforts are devoted to occupational healthcare that are managed and reported in one segment. The Company derives all of its revenues from services provided in the United States of America.

Recent Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of SFAS 123R are effective for interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the provisions of this standard to determine the impact on its financial statements. It is, however, expected to have a negative effect on net income.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using the intrinsic value method permitted by APB 25 and accordingly does not recognize any compensation cost for employee stock options. Accordingly, adoption of the fair value method required by SFAS 123R will have an impact on the Company’s results of operations, although it will have no impact on its overall financial position. The impact of the modified prospective adoption of SFAS 123R cannot be estimated at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share.

In December 2004, the FASB decided to defer issuance of their final standard on earnings per share (“EPS”) entitled Earnings per Share, an Amendment to SFAS 128. The final standard will be effective in 2005 and will require retrospective application for all prior periods presented. The significant proposed changes to the EPS computation are changes to the treasury stock method and contingent share guidance for computing year-to-date diluted EPS, removal of the ability to overcome the presumption of share settlement when computing diluted EPS when there is a choice of share or cash settlement and inclusion of mandatorily convertible securities in basic EPS. The Company is currently evaluating the proposed provisions of this amendment to determine the impact on its consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified on the accompanying Consolidated Financial Statements to conform to the 2004 presentation. The Company has reclassified its financial statements in order to present its center operating profit and has reallocated depreciation expense between center operating expenses and general and administrative expenses, as applicable.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Under this approach, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. A valuation allowance is established when, based on an evaluation of objective verifiable evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized.

2.	Joint Ventures, Acquisitions and Contractual Settlements

Effective January 31, 2003, the Company terminated its long-term management contract with Eastern Rehabilitation Network (“ERN”), an affiliate of Hartford Hospital, Hartford, Connecticut. As consideration for agreeing to the termination, the Company acquired title to the four occupational health centers in Connecticut which it had previously managed for ERN. In addition, ERN agreed to terminate its network provider agreement with Hartford Medical Group (“HMG”), also an affiliate of Hartford Hospital, under which the Company had managed seven occupational health centers owned by HMG. The Company agreed to pay ERN $25 for its share of the network’s assets. There will be a final settlement between the parties after the Company has collected all amounts owed to, and paid all amounts owed by, the network as of the termination date. Final settlement will occur during 2005, and the Company has recorded its estimated liability.

In 2002, the Company recognized revenue of $2,286 for the seven occupational health centers owned by HMG which it no longer manages. Because a significant portion of the revenue was paid to third party providers for services rendered to the Company’s patients, the loss of revenue has not had a material impact on the Company’s operating profit.

On April 1, 2003, the Company purchased an occupational health practice in Murfreesboro, Tennessee for a total consideration of $525, payable in cash of $150 at closing, and $125 on each of March 31, 2004, 2005, and 2006, and consolidated the operations into its existing center. The note is non-interest bearing and has been discounted. The Company recognized $493 in goodwill and other intangible assets on the transaction.

Effective April 30, 2003, the Company terminated its long-term management contract with a hospital system in Nashville, Tennessee and concurrently purchased five centers which it had previously managed for a total consideration of $1,700, payable in cash of $300 at closing, and $400, $500, and $500 on October 1, 2003, 2004, and 2005, respectively. In September 2004, the Company renegotiated the payment terms with the seller for the $1,000 then outstanding. Under the terms of the amended agreement, the Company will pay a total of $1,029 in fifteen monthly installments: six payments of $70, beginning October 1, 2004; seven payments of $68, beginning April 1, 2005; and two payments of approximately $67, beginning November 1, 2005. However, the balance outstanding on September 30, 2005 of $201 will be payable in full on October 1, 2005 if such payment will not cause an immediate default under the terms of the Company’s asset-based line of credit, or if the Company reasonably believes, based on its historical financial performance, that it would not cause such a default within three months of the date such payment was made. The note is non-interest bearing and has been discounted.

In connection with the purchase of the five centers in Tennessee, the seller forgave the loan payable balance of $1,200 (before discount) due under the long-term management contract. Accordingly, the Company offset against the purchase price the net deferred credit previously recorded on the management contract which amounted to $550. This deferred credit represented the net difference between payments made by the hospital system for working capital deficiencies and the discounted value of the non-interest bearing loan payable to the hospital system. The net of the aforementioned items resulted in the recognition of $98 in fixed assets and $35 in goodwill and other intangible assets and had no impact on the Company’s statement of operations.

In January 2002, the Company entered into an affiliation with a hospital system in New Jersey to operate its

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

employee health and occupational health programs. In February 2002, the Company purchased two occupational health programs. In February 2002, the Company purchased two occupational health clinics located in New Jersey and transferred the hospital system’s occupational health program to these centers. The combined purchase price of these entities was $610, of which $70 was in cash and the balance in the form of a subordinated note payable in varying installments through February 2005. The Company recognized goodwill of $621 on these transactions. Effective July 1, 2002, the Company assumed the 40% ownership interest of its joint venture partner in its Rochester, New York center and recognized $193 in goodwill on the transaction. Effective August 1, 2002, the Company increased its ownership in its joint venture in the St. Louis, Missouri market to 96% from 80%, and recognized $90 in goodwill on the transaction.

All acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired practices are included in the consolidated financial statements from the respective dates of acquisition.

In connection with certain acquisitions prior to 2000, the Company entered into contractual arrangements whereby the selling parties were entitled to receive contingent cash consideration based upon the achievement of certain minimum operating results. Obligations related to these contingencies were reflected as additional goodwill in the periods they became known. At December 31, 2004, there were no contingent obligations outstanding.

3.	Property and Equipment

Property and equipment, inclusive of assets under capital leases, consisted of the following at December 31, 2004 and 2003:

	2004	2003
Medical equipment	$1,672	$1,795
Furniture and office equipment	4,693	4,739
Leasehold improvements	969	950
Vehicles	1	13

	7,335	7,497
Less accumulated depreciation	(5,046)	(4,386)

	$2,289	$3,111

Depreciation expense was $1,381, $1,336 and $961 for the years ended December 31, 2004, 2003 and 2002, respectively.

Property and equipment under capital leases consisted of the following at December 31, 2004 and 2003:

	2004	2003
Medical equipment	$219	$102
Furniture and office equipment	2,300	2,186
Leasehold improvements	202	202

	2,721	2,490
Less accumulated depreciation	(1,301)	(689)

	$1,420	$1,801

The Company entered into capital lease obligations of $413, $678 and $1,414 in 2004, 2003 and 2002, respectively.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

4.	Long-Term Debt, Other Credit Arrangements and Liquidity

Long-term debt consisted of the following at December 31, 2004 and 2003:

	2004	2003
8.00% Subordinated promissory notes, now bearing interest at 15.00%	$675	$2,700
Promissory notes bearing interest at rates ranging from 0% to 12%, due in periodic installments through December 2005	1,183	1,656
Credit line collateralized by certain accounts receivable	5,407	4,957

	7,265	9,313
Less current portion	7,148	8,462

	$117	$851

The non-interest bearing note payable over three years to the sellers of an occupational health practice has been discounted at 5.25% and the amended non-interest bearing note payable over fifteen months to a hospital system has been discounted at 5.75%.

On March 24, 2003, the Company repurchased all of its outstanding Series A Convertible Preferred Stock in exchange for (i) $2,700 in cash at closing, (ii) subordinated debt in the principal amount of $2,700, and (iii) 1,608,247 shares of the Company’s Common Stock.

In April 2003, the Company purchased an occupational health practice in Murfreesboro, Tennessee for a total consideration of $525, of which $150 was paid in cash, with the balance due in equal installments over the succeeding three years. At December 31, 2004, the discounted amount payable was $241.

In May 2003, the Company purchased five occupational health clinics located in Tennessee which it had previously managed for a total consideration of $1,700, of which $300 was paid in cash with the balance payable in varying installments through October 2005. In September 2004, the Company renegotiated the payment terms on $1,000 then outstanding. Under the terms of the amended agreement, the Company will pay a total of $1,029 in fifteen monthly installments of approximately equal amounts, commencing October 1, 2004. At December 31, 2004, the discounted amount payable was $798.

In February 2002, the Company purchased two occupational health clinics located in New Jersey. The purchase price of these clinics was $610, of which $70 was paid in cash and the balance in the form of a subordinated note payable in varying installments through February 2005. In January 2005, the Company renegotiated the payment terms on the subordinated note. Under the terms of the amended agreement, the Company will pay the outstanding amount in varying installments between February 1, 2005 and May 1, 2005. At December 31, 2004, the amount payable was $140.

In June 2000, a joint venture partnership of the Company issued a promissory note for $86 in connection with the construction of leasehold improvements for one of the partnership’s centers. The note is payable in equal installments over 60 months and the interest rate is 12%. At December 31, 2004, the amount payable was $4.

On December 15, 2003, the Company entered into an agreement with CapitalSource for a new three-year revolving line of credit (the “CapitalSource Credit Line”) of up to $7,250. The CapitalSource Credit Line is collateralized by present and future assets of certain operations of the Company. The borrowing base consists of a certain percentage of eligible accounts receivable (as defined in the agreement). Under the terms of the agreement, the Company pays a commitment fee of 0.60% of the unused portion of the CapitalSource Credit Line and certain other fees. The interest rate under the CapitalSource Credit Line is the prime rate plus 1.00%, subject to a floor of 4.00% on the prime rate. At December 31, 2004, the interest rate under the CapitalSource Credit Line was 6.25%.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

The financial covenants under the CapitalSource Credit Line consist of a fixed charge ratio (defined as the ratio, for a defined period, of earnings before interest, taxes, depreciation, amortization, and other non-cash charges and non-recurring gains and losses to the sum of payments on long-term debt, exclusive of the subordinated promissory notes (the “Notes”), and capital leases, accrued interest and dividends, and capital expenditures and income taxes paid in cash) of not less than 1.20 to 1.00, tested monthly on a trailing six months’ basis and minimum liquidity (defined as the sum of unrestricted cash on hand, the Company’s pro rata share of cash on hand in its joint ventures, and the unborrowed availability under the CapitalSource Credit Line) of $1,000. During the term of the agreement, the Company may enter into new capital lease obligations of up to $1,000, must obtain the prior approval of CapitalSource before acquiring any new business, and is prohibited from the payment of dividends. The Company was in compliance with its financial covenants through December 31, 2004. As of and for the trailing six months ended December 31, 2004, the Company’s minimum liquidity was $2,166 and its fixed charge ratio was 1.68, respectively.

Based on its projections, the Company expects to be in compliance during 2005 with its covenants under the CapitalSource Credit Line. However, there can be no assurance that the Company will meet its projections and if it does not, it may not be in compliance with its covenants in the future.

At December 31, 2004, the maximum amount available under the lender’s borrowing base formula was $6,933, of which $5,407 was outstanding.

Aggregate maturities of obligations under long-term debt agreements are as follows:

2005	$7,148
2006	117

$7,265

Interest paid in 2004, 2003 and 2002 was $985, $471 and $440, respectively.

Liquidity

Under the terms of its Notes, the Company was required to make principal payments of $900 on each of March 24, June 24 and September 24, 2004 together with accrued interest thereon. If the Company did not fulfill its contractual payment obligations, the interest rate on the unpaid principal and interest increased to 15.00% from 8.00% until such default was cured. A default under the Notes permits the Note holders to accelerate payment of all unpaid principal and interest. However, under the CapitalSource Credit Line, no amounts can be paid to the Note holders if CapitalSource objects.

On March 24, 2004, the Company paid $450 of the $900 principal amount due together with accrued interest thereon of $36. The Company elected to enter into such default in order to conserve its cash resources for operating purposes. The Company has determined that this default, under the terms of the Notes, does not constitute a cross default with respect to third party contractual obligations of the Company other than CapitalSource.

The default under the Notes created a cross default under the CapitalSource Credit Line. Accordingly, the Company obtained a waiver from CapitalSource on March 30, 2004 which waives any similar cross default that occurs as a result of any additional partial payment of the Notes by the Company through March 31, 2005. Also on March 30, 2004, the Note holders agreed in writing not to pursue any remedies related to the failure to make a full installment payment on the Notes through March 31, 2005.

On each of May 5, 2004 and June 18, 2004, the Company paid an additional $225 of principal, being the balance of the amount due on its Notes as of March 24, 2004, together with accrued interest thereon of $22 and $27, respectively. After the payment on June 18, 2004, the Company was no longer in default on the Notes. However, the

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

Company elected not to pay $900 due on the Notes on June 24, 2004 and so reverted to default, at which time the Company began to accrue interest at 15.00% on the sum of the outstanding principal and the accrued interest to date.

On July 23, 2004, the Company paid $243 on the Notes, being the total interest accrued thereon as of that date. On each of August 27, September 30, October 29, November 30 and December 22, 2004 the Company paid an additional $225 of principal together with accrued interest thereon of $26, $22, $16, $15 and $8, respectively. At December 31, 2004, the total amount outstanding on the Notes was $678, of which $3 represented accrued interest.

In January 2005, the Company determined that, due primarily to a deterioration in the days sales outstanding in its accounts receivable and a consequent reduction in liquidity, it should conserve its cash and not pay the balance outstanding on the Notes by March 31, 2005, the expiration date of the waiver granted by CapitalSource. Accordingly, effective March 7, 2005, the Company obtained from CapitalSource an extension of its waiver through December 31, 2005. Also effective March 7, 2005, the Note holders agreed in writing to extend their original agreement dated March 24, 2004 to not pursue any remedies related to the failure to pay the Notes when due from March 31, 2005 to December 31, 2005.

The Company expects that its principal use of funds in the foreseeable future will be for the repayment of the Notes and other long-term debt obligations, and for working capital requirements, purchases of property and equipment, and acquisitions and the formation of joint ventures. The Company believes that the funds available to it under the Credit Line, together with cash generated from operations and other sources of funds it anticipates will be available to it, will be adequate to meet these projected needs.

5.	Leases

The Company maintains operating leases for commercial property and office equipment. The commercial leases contain renewal options and require the Company to pay certain utilities and taxes over established base amounts. Operating lease expenses were $3,895, $3,671 and $3,434 for the years ended December 31, 2004, 2003 and 2002, respectively.

In March 2001, the Company entered into an agreement for an Equipment Facility (the “Equipment Facility”) of $750 to provide secured financing. Borrowings under the facility are repayable over 42 months. The interest rate was based upon the 31-month Treasury Note (“T-Note”) plus a spread and fluctuates with any change in the T-Note rate up until the time of payment commencement for each draw down. At December 31, 2004, the full amount of the Equipment Facility had been utilized. Interest rates range from 9.93% to 10.99%.

In August 2002, the Company entered into an agreement for collateralized equipment lease financing in the approximate amount of $1,600 (the “Collateralized Line”). Borrowings under the facility are repayable over 36 months. The lease-rate factors are based upon the 36-month Treasury Note yield ten days prior to payment commencement for each draw down. At the end of the lease term, the Company may either purchase the equipment for its fair market value, renew the lease on a year-to-year basis at its then fair market value, or return the equipment with no further obligation. The Company has utilized this lease line primarily to fund its equipment needs relating to the upgrade of its practice management system. At December 31, 2004, the full amount of the Collateralized Line had been utilized. Interest rates range from 3.25% to 9.65%.

In December 2003, the Company entered into an agreement for collateralized equipment lease financing of approximately $330 (the “Lease Line”). The Company drew down $346 under the Lease Line. In June 2004, the Lease Line was increased by $250 (the “Lease Line Extension”), for a combined lease line of $596. The Lease Line Extension was available for equipment purchases made during the balance of 2004. Borrowings under both facilities are repayable over 60 months. The interest rate on the Lease Line was initially set at certain percentage points above the Five Year Interest Rate Swap rate and subsequently changed to certain percentage points above the most recent weekly average rate of the Five Year Treasuries, both rates being struck at the time of funding. The weighted

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

average interest rate on the Lease Line is 8.90%. The interest rate on the Lease Line Extension is set at a fixed 5.05 percentage points above the most recent weekly average rate of the Five Year Treasuries at the time of funding. In December 2004, the Company drew down $134 under the Lease Line Extension with an effective interest rate of 8.65%. At December 31, 2004, the Company had utilized $479 of the combined lease line.

The Company has also entered into equipment lease arrangements with other lenders. Interest rates on these leases range from 11.35% to 14.79%.

Future minimum lease payments under capital leases and noncancelable operating leases are as follows:

	Capital Leases	Operating Leases
2005	$817	$3,562
2006	252	2,812
2007	123	2,210
2008	118	1,935
2009 and thereafter	57	1,769

Total minimum lease payments	1,367	$12,288

Less: amounts representing interest	131

Present value of net minimum lease payments	$1,236

6.	Income Taxes

For the years ended December 31, 2004 and 2003, the provision for income taxes consisted of the following:

	2004	2003
Current:
Federal	$32	$—
State	34	20

Total current	66	20

Deferred:
Federal	407	(90)
State	113	(29)

Total deferred	520	(119)

	$586	$(99)

Income tax paid, net of (refunds), in 2004, 2003 and 2002 was $57, $17 and $(2), respectively.

A reconciliation of the differences between the U.S statutory income tax rate and the effective tax rates based on income (loss) before taxes is as follows:

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

	2004	2003
Federal income tax	34.0%	34.0%
State income tax, net of federal income tax effect	3.7	1.9
Permanent differences and other	4.9	(5.7)

	42.6%	30.2%

At December 31, 2004 and 2003, the components of the Company’s deferred tax assets and liabilities were:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$1,644	$2,279
Federal alternative minimum tax credit	33	—
Accrued expenses and reserves	829	651

Total deferred tax assets	2,506	2,930

Deferred tax liabilities:
Depreciation and amortization	(347)	(249)

Deferred tax assets, net	$2,159	$2,681

At December 31, 2004, the Company had federal net operating loss carryforwards of $4,378 available for use which begin to expire in 2009. Of this amount, $1,536 is subject to an annual limitation on usage under the change in stock ownership rules of the Internal Revenue Code.

7.	Stockholders’ Equity and Redeemable Preferred Stock

Net Income (Loss) Per Common Share

The Company calculates earnings per share in accordance with SFAS 128, Earnings Per Share, which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options and convertible securities while diluted earnings per share includes such amounts. For purposes of the net income (loss) per share calculation, the income (loss) available to common shareholders has been adjusted for accrued but unpaid dividends on the preferred stock ($0, $146 and $680 in 2004, 2003 and 2002, respectively). For 2003 and 2002, the effect of dilutive options is not considered since it would be antidilutive.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

	2004	2003	2002
Basic Earnings per Share:
Net income (loss)	$789	$(231)	$143
Dividends accrued on preferred stock	—	(146)	(680)

Net income (loss) available to common shareholders	$789	$(377)	$(537)

Total weighted average shares outstanding (000)—basic	3,088	2,727	1,480

Net income (loss) per common share—basic	$0.26	$(0.14)	$(0.36)

Diluted Earnings per Share:
Net income (loss)	$789	$(231)	$143
Dividends accrued on preferred stock	—	(146)	(680)

Net income (loss) available to common shareholders	$789	$(377)	$(537)

Share data (000)
Total weighted average shares outstanding	3,088	2,727	1,480
Options	124	—	—

Total weighted average shares outstanding – assuming dilution	3,212	2,727	1,480

Net income (loss) available per common share – assuming dilution	$0.25	$(0.14)	$(0.36)

For the years ended December 31, 2003 and 2002, $(0.14) and $(0.36) are both the basic and diluted net loss per common share. The weighted average shares outstanding for the following potentially dilutive securities were excluded from the computation of diluted loss per common share because the effect would have been antidilutive.

	2004	2003	2002
Share data (000)
Incremental shares from assumed conversion of Series A preferred stock	—	—	1,417
Stock options	1,244	1,229	1,301

	1,244	1,229	2,718

Preferred Stock

At December 31, 2004, 5,000,000 shares of preferred stock, $.001 par value, were authorized and unissued. In 1996, 1,666,667 of such shares were designated as Series A Convertible Preferred Stock (“Series A”). On November 6, 1996, the Company issued 1,416,667 shares of redeemable Series A in a private placement at a purchase price of $6.00 per share. Each share of Series A was convertible, at the option of the holder, into one share of Common Stock, subject to certain adjustments. Commencing November 6, 1999, dividends became payable on the shares of Series A when and if declared by the Company’s board of directors and thereafter accrued at an annual cumulative rate of $0.48 per share, subject to certain adjustments. At December 31, 2002, $2,153 of dividends were accrued and included in the carrying value of the preferred stock.

On March 24, 2003, the Company repurchased all of its outstanding Series A for (i) $2,700 in cash at closing, (ii) subordinated promissory notes (the “Notes”) in the principal amount of $2,700, and (iii) 1,608,247 shares of the Company’s Common Stock. The Notes bore interest at 8.00% and were payable in three equal principal installments, together with interest accrued thereon, 12, 15 and 18 months after the date of issuance. In the event a principal payment was not made when due, the interest rate on the unpaid principal and interest amount increased to 15.00% until the default was cured.

On March 24, 2004, the Company paid $450 of the $900 principal amount due together with accrued interest thereon of $36. The Company elected to enter into such default in order to conserve its cash resources for operating purposes. The Company has determined that this default, under the terms of the Notes, does not constitute a cross default with respect to third party contractual obligations of the Company other than CapitalSource.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

The default under the Notes created a cross default under the CapitalSource Credit Line. Accordingly, the Company obtained a waiver from CapitalSource on March 30, 2004 which waives any similar cross default that occurs as a result of any additional partial payment of the Notes by the Company through March 31, 2005. Also on March 30, 2004, the Note holders agreed in writing to not pursue any remedies related to the failure to make a full installment payment on the Notes through March 31, 2005.

On each of May 5, 2004 and June 18, 2004, the Company paid an additional $225 of principal, being the balance of the amount due on its Notes as of March 24, 2004, together with accrued interest thereon of $22 and $27, respectively. After the payment on June 18, 2004, the Company was no longer in default on the Notes. However, the Company elected not to pay $900 due on the Notes on June 24, 2004 and so reverted to default, at which time the Company began to accrue interest at 15.00% on the sum of the outstanding principal and the accrued interest to date.

On July 23, 2004, the Company paid $243 on the Notes, being the total interest accrued thereon as of that date. On each of August 27, September 30, October 29, November 30 and December 22, 2004 the Company paid an additional $225 of principal together with accrued interest thereon of $26, $22, $16, $15 and $8, respectively. At December 31, 2004 , the total amount outstanding on the Notes was $678, of which $3 represented accrued interest.

In January 2005, the Company determined that, due primarily to a deterioration in the days sales outstanding in its accounts receivable and a consequent reduction in liquidity, it should conserve its cash and not pay the balance outstanding on the Notes by March 31, 2005, the expiration date of the waiver granted by CapitalSource. Accordingly, effective March 7, 2005, the Company obtained from CapitalSource an extension of its waiver through December 31, 2005. Also effective March 7, 2005, the Note holders agreed in writing to extend their original agreement dated March 24, 2004 to not pursue any remedies related to the failure to pay the Notes when due from March 31, 2005 to December 31, 2005.

Shares Reserved for Future Issuance

At December 31, 2004, the Company has reserved 1,367,547 shares of common stock for future issuance under its Stock Plans.

8.	Benefit Plans

Stock Plans

1998 Stock Plan: In January 1998, the Company’s board of directors adopted the 1998 Stock Plan which provided for the granting of up to 150,000 non-qualified stock options, incentive stock options, and stock appreciation rights to employees, directors, and consultants of the Company. In 2002, 2003, and 2004, the Company’s board of directors increased the number of shares of common stock issuable under the plan by 200,000, 50,000 and 100,000, respectively. At December 31, 2004, 1,020,000 shares were issuable under the 1998 Stock Plan.

1996 Stock Plan: In October 1996, the Company’s board of directors adopted the 1996 Stock Plan, which provides for the granting of up to 265,000 nonqualified stock options and stock appreciation rights to employees, directors and consultants of the Company.

Non-qualified options granted under both the 1998 and 1996 Stock Plans may not be priced at less than 50% of the fair market value of the common stock on the date of grant.

1993 Stock Plan: The Company’s 1993 Stock Plan provided for the granting of options to purchase up to 245,000 shares of the Company’s common stock during its ten year term, which elapsed in February 2003. No new

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

options may now be granted from the plan. At December 31, 2004, options to purchase 52,052 shares had been forfeited since the expiration of the plan and are no longer available for re-issuance.

The options in all of the above plans generally become exercisable over a four-year period and generally expire in ten years.

A summary of the activity under the stock plans follows:

	2004	Weighted- average Exercise Price	2003	Weighted- average Exercise Price	2002	Weighted- average Exercise Price
Outstanding, at beginning of year	1,228,576	$2.08	1,301,631	$2.54	1,095,117	$2.93
Granted	159,495	3.62	109,700	1.45	308,500	1.29
Exercised	—	—	—	—	—	—
Canceled	(20,524)	1.69	(182,755)	4.99	(101,986)	2.91

Outstanding, at end of year	1,367,547	$2.27	1,228,576	$2.08	1,301,631	$2.54

Related information for options outstanding and exercisable as of December 31, 2004 under the stock plans is as follows:

Range of exercise prices	Options Outstanding	Options Exercisable	Weighted- average Remaining Life(years)
$1.20 - 1.77	547,533	315,258	6.56
2.00 - 2.98	476,150	439,630	6.25
3.00 - 3.75	270,905	127,160	6.12
4.50 - 6.00	72,959	72,959	2.64

	1,367,547	955,007

Pro Forma Information for Stock-Based Compensation

Pro forma information regarding net income and earnings per share, as if the Company had used the fair value method of SFAS 123 to account for stock options issued under its Stock Plans, is presented below. The fair value of stock activity under these plans was estimated at the date of grant using the minimum value method for options granted prior to 1996, the date of the Company’s merger, and the Black-Scholes option pricing model for options granted in and subsequent to 1996. The following weighted-average assumptions were used to determine the fair value for 2004, 2003 and 2002, respectively: a risk-free interest rate of 4.07% in 2004, 3.50% in 2003 and 3.40% in 2002; an expected dividend yield of 0% each year; an average volatility factor of the expected market price of the Company’s common stock over the expected life of the options of 1.131 in 2004, 1.056 in 2003 and 1.219 in 2002; and a weighted-average expected life of the options of between 5.75 years and 7.25 years.

Retirement Plan

The Company has a qualified 401(k) plan for employees meeting certain eligibility requirements. The Company contributes up to 2% of an employee’s cash compensation depending on the employee’s contribution percentage. Company contributions to the 401(k) plan were $295, $290 and $294 during 2004, 2003 and 2002, respectively.

OCCUPATIONAL HEALTH + REHABILITATION INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollar amounts in thousands, except per share amounts)

9.	Subsequent Events (unaudited)

In January 2005, the Company determined that, due primarily to a deterioration in the days sales outstanding in its accounts receivable and a consequent reduction in liquidity, it should conserve its cash and not pay the balance outstanding on its Notes by March 31, 2005, the expiration date of the waiver granted by CapitalSource on March 30, 2004. Accordingly, effective March 7, 2005, the Company obtained from CapitalSource an extension of its waiver through December 31, 2005. Also effective March 7, 2005, the Note holders agreed in writing to extend their original agreement dated March 24, 2004 to not pursue any remedies related to the failure of the Company to pay the Notes when due from March 31, 2005 to December 31, 2005.

On October 31, 2005, all of the outstanding shares of the Company’s capital stock were acquired by Concentra Operating Corporation for an aggregate purchase price of approximately $48.5 million plus retained cash.